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                                                                      EXHIBIT 12

EXHIBIT 12.    STATEMENT RE: COMPUTATION OF RATIOS


                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges



                                          THREE MONTHS ENDED MARCH 31,
                                         ------------------------------
                                             2001              2000
                                         ------------      ------------
                                             (dollars in thousands)
Income before income taxes               $    102,584      $     84,802
                                         ------------      ------------


Fixed charges(1):
    Interest expense                          149,478           122,115
    Rental expense                              3,715             3,729
                                         ------------      ------------
                                              153,193           125,844
Less interest on deposits                     120,421            99,498
                                         ------------      ------------

    Net fixed charges                          32,772            26,346
                                         ------------      ------------

    Earnings, excluding
       interest on deposits              $    135,356      $    111,148
                                         ============      ============

    Earnings, including
       interest on deposits              $    255,777      $    210,646
                                         ============      ============

Ratio of earnings to fixed charges:

    Excluding interest on deposits              4.13X             4.22x

    Including interest on deposits              1.67X             1.67x
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(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges.
    Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.
    Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.